UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                                       FORM 15

            Certification and Notice of Termination of Registration under
         Section 12(g) of the Securities Exchange Act of 1934 or Suspension
                 of Duty to File Reports Under Sections 13 and 15(d)
                       of the Securities Exchange Act of 1934.

                        COMMISSION FILE NUMBER:    0-23628


                             Fusion Systems Corporation
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            7600 Standish Place, Rockville, MD  20855-2798; (301) 251-0300
                 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                        INCLUDING AREA CODE, OF REGISTRANT'S
                            PRINCIPAL EXECUTIVE OFFICES)

                        Common Stock, $.01 par value per share
              (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                               Contingent Payment Rights
           (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO
                 FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)


             Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [  ]        Rule 12h-3(b)(1)(ii) [  ]
             Rule 12g-4(a)(1)(ii)  [  ]        Rule 12h-3(b)(2)(i)  [  ]
             Rule 12g-4(a)(2)(i)   [  ]        Rule 12h-3(b)(2)(ii) [  ]
             Rule 12g-4(a)(2)(ii)  [  ]        Rule 15d-6           [  ]
             Rule 12h-3(b)(1)(i)   [  ]

             Approximate number of holders of record as of the certification or
         notice date:   1

             Pursuant to the requirements of the Securities Exchange Act of 1934, Fusion Systems Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         DATE:   August 5, 1997           BY:    /s/ Joseph F. Greeves
                                             Name:   Joseph F. Greeves
                                             Title:  Vice President and Chief
                                                       Financial Officer

         Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.